Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Sean O’Connor
Chief Financial Officer
LeCroy Corporation
Tel: 845-425-2000

LECROY ANNOUNCES PRELIMINARY SECOND-QUARTER FINANCIAL RESULTS AND REVISES FISCAL 2007 FINANCIAL GUIDANCE
Company to Discuss Business Outlook on Conference Call at 9:00 a.m. (ET) Today Prior to 11:30 a.m. (ET) Presentation at Needham Growth Conference

CHESTNUT RIDGE, NY, January 10, 2007– LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, announced preliminary second-quarter financial results and revised financial guidance for fiscal 2007 in advance of its presentation this morning at the Ninth Annual Needham & Company Growth Conference.

For the second quarter of fiscal 2007, LeCroy expects to report revenues of approximately $38 million, bookings of approximately $39.5 million and a GAAP operating loss of approximately $8 million due to approximately $8.5 million in primarily non-cash charges principally relating to its recent Catalyst acquisition as well as share-based compensation costs. Pro forma non-GAAP operating income is expected to be in a range of $500,000 to $1 million.

The preliminary financial information reflects the extent of the Company’s most current understanding of the financial results; detailed GAAP to pro-forma non-GAAP reconciliation will be provided in the Company’s second quarter financial results press release scheduled for January 24, 2007.

“Orders increased by nearly 20 percent from the sequential first fiscal quarter, however, we are still disappointed with our total first half order level of approximately $72.5 million," said President and Chief Executive Officer Tom Reslewic. ” We expect orders in the second half of the year to increase by 10 to 17 percent to the range of $80 to $85 million. This should translate into total revenues in the range of $155 to $160 million for full year fiscal 2007, including the contribution from Catalyst. While we expect orders to show steady improvement, this still leaves us well short of our initial guidance for the fiscal year."

On October 25, 2006, LeCroy announced guidance for fiscal 2007 on an organic basis of revenues ranging from $170 to $180 million and pro forma non-GAAP operating income of $24 to $27 million. The Company also said it expected its recently acquired Catalyst business to contribute an additional $8 to $10 million in revenues for fiscal 2007.

“Although we began the second quarter with strong order activity, the month of December was slower than expected, particularly in the Asia-Pacific area," continued Reslewic. "Our order mix and low initial backlog contributed to shipments substantially below orders. While unit orders were fairly strong, lower average selling prices resulted in lower revenues and margins than we might have expected. Consequently, we expect to report pro-forma operating income much lower than originally anticipated.”

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“We have taken steps to reduce our expenses, being careful not to cut into the programs we need to drive our top-line initiatives. Based on lower than initially expected second-half revenues, we expect pro forma operating margins to be in the high single digits in the second half of the fiscal year and approximately 7.5 percent for the full fiscal year,” said Reslewic.

“We attribute our top-line difficulties to three primary factors,” said Reslewic. “First, although unit sales volume at the high end of the oscilloscope market remained solid, competitive pressures reduced average selling prices for our products in this market. Second, our mid- to low-end oscilloscope products in the United States and Asia-Pacific regions are not contributing the growth that we believe they are capable of producing despite recent strong sales of our new mid-range 1 and 2 GHz WaveRunner products. Third, revenue is being affected by slower sales of our Protocol Solutions Group’s PCI Express Gen2, 6Gb SAS and UWB serial data test solutions.”

“And as we have previously discussed, our results continue to be affected by a slowdown in orders from the disk drive market as a result of the Seagate/Maxtor merger,” said Reslewic. “We expect that orders to this market will begin to rebound in the second half of fiscal 2007.”

“Our highest priority for returning LeCroy to a strong revenue growth trajectory in the near term is improving the effectiveness of our indirect sales channels, particularly in the United States, Japan, Korea and China,” said Reslewic. “As a model for LeCroy we can look to the continuing strength of our mid-range and low-end oscilloscope sales in Europe. We have a strong indirect sales channel in Europe, which complements and supports our direct channel in those areas of the product line. We are emulating this successful model and plan to build an equally effective indirect sales channel within our U.S. and Asia Pacific markets. With an indirect channel in place in these regions, we expect LeCroy’s ability to capitalize on global demand in the mid- and low-end markets to be significantly improved.”

“At the same time, we anticipate that having an indirect sales capability in the United States and, later, in the Asia-Pacific region, will free LeCroy’s existing direct sales force to concentrate more of its energy on the high end of the market,” Reslewic said. “A stronger high-end focus within our U.S. direct channel should enable us to improve order activity for our high-end products. In addition, we are making progress in moving LeCroy’s next generation of high-end scopes through our development pipeline. On the strength of a new proprietary chipset and related applications technology, these new products have the potential to drive gains in market penetration similar to those we achieved in launching our WaveMaster products six years ago. We expect to launch the first of these products around the end of calendar 2007.”

“The softness we are seeing in our Protocol Solutions business resulted mainly from slower than expected industry rollout of next-generation technology,” Reslewic said. “We continue to believe that LeCroy is recognized as the premier company for powerful and innovative PCI Express Gen2, 6Gb SAS and UWB test solutions. At this point, early adopters are generating most of the demand for these products, and we are optimistic that LeCroy will have impressive market traction when we begin to see broader acceptance of these crucial new serial data standards.”

“With a new generation of high-end oscilloscope products emerging from our pipeline toward the end of this calendar year, industry-leading serial data test solutions and stronger channel capabilities across all of our geographic markets, we expect to regain traction and position LeCroy for the revenue growth we believe we can achieve,” concluded Reslewic.

The preliminary financial information in this news release is subject to change and is based on management’s estimates derived from the information available at this time. In addition, the

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financial information provided has not yet been reviewed by the Company’s independent registered public accounting firm and is subject to that review before filing on Form 10-Q.

The Company’s management will be presenting at the Ninth Annual Needham & Company Growth Conference at 11:30 a.m. (ET) this morning. To access a live webcast of the presentation, visit the “Events Calendar” in the “Investor Relations” portion of the “About LeCroy” section of the Company’s website: www.lecroy.com.

Information about Today’s Conference Call
LeCroy is hosting a conference call with investors to discuss its business outlook today, January 10, 2007 at 9:00 a.m. (ET). To access a live webcast of the conference call, visit the “Events Calendar” in the “Investor Relations” portion of the “About LeCroy” section at www.lecroy.com. The call also may be accessed by dialing (800) 565-5442 or (913) 312-1298 (confirmation code: 1851364). For interested individuals unable to join the live conference call, a webcast replay will be available on the Company's website: www.lecroy.com.

Use of Non-GAAP Financial Measures
The pro forma non-GAAP expected results are a supplement to the expected financial results based on generally accepted accounting principles (“GAAP”). The Company believes this presentation provides investors and LeCroy management with additional insight into its underlying results because of the materiality of certain significant non-cash charges related to LeCroy’s October 29, 2004 acquisition of Computer Access Technology Corporation (“CATC”), certain significant non-cash charges related to LeCroy’s October 3, 2006 acquisition of Catalyst Enterprises, Inc., restructuring charges and share-based compensation.

We define pro forma non-GAAP operating income as operating income as reported under GAAP less charges for share-based compensation, incremental cost of sales related to the fair value inventory adjustment, amortization of intangible assets acquired, in-process R&D and restructuring. Pro forma non-GAAP operating margin is computed as pro forma non-GAAP operating income as a percentage of total revenues. Pro forma non-GAAP operating income and pro forma non-GAAP operating margin are not substitutes for comparable GAAP measures.

About LeCroy Corporation
LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer/semiconductor/consumer electronics, data storage, automotive/industrial, and military/aerospace markets. LeCroy's 40-year heritage of technical innovation is the foundation for its recognized leadership in "WaveShape Analysis" - capturing, viewing and measuring the high-speed signals that drive today's information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at www.lecroy.com.

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Safe Harbor
The preliminary financial information is subject to change and is based on management’s estimates derived from the information available at this time. In addition, the financial information provided has not yet been reviewed by the Company’s independent registered public accounting firm and is subject to that review before filing on Form 10-Q. This release contains forward-looking statements, including those pertaining to expectations regarding: LeCroy’s preliminary second-quarter fiscal 2007 financial results and full-year fiscal 2007 guidance; favorable conditions in the Company’s markets and in the demand environment and its confidence in its portfolio of existing and upcoming products; LeCroy’s plan to establish an indirect sales force in the US and Asia-Pacific to focus on low- and mid-range sales; the market launch timing of LeCroy’s next generation high-end scopes and their ability to drive gains in market penetration; the release and acceptance of new products; market conditions and customer acceptance of existing and newly launched products; future sales of LeCroy’s high-end products; the future impact of PCI Express Gen2, UWB and 6Gb SAS standards on LeCroy’s future product sales. There can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company’s ability to anticipate changes in the market, the availability and timing of funding for the Company’s current products, the development of future products and the Company’s ability to use intellectual property and protect its patent portfolio. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company's reports on file with the SEC.

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